Exhibit 99.2 DeAnne Gabel Director - Investor Relations

Investor Update	Issue Date: January 29, 2009

This investor update provides information on Continental's guidance for the first quarter and the full year 2009, as well as certain historical information pertaining to the fourth quarter of 2008.

Advanced Booked Seat Factor (Percentage of Available Seats that are Sold)
Consolidated domestic bookings for the next six weeks are running 1 - 2 points higher as compared to the same period as last year.  Mainline Latin bookings are running 1 - 2 points behind last year.  Transatlantic bookings are about 6 to 7 points behind last year.  Pacific bookings are running 2 - 3 points behind last year.

For the first quarter of 2009, the Company expects both its consolidated and mainline load factors to be down approximately 3.5 points year-over-year (“yoy”).

Unrestricted Cash, Cash Equivalents and Short Term Investments Balance
Continental anticipates ending the first quarter of 2009 with an unrestricted cash, cash equivalents and short-term investments balance of approximately $2.6 billion.

Cargo, Mail, and Other Revenue
The Company's Cargo, Mail, and Other Revenue for the first quarter 2009 is expected to be between $370 and $380 million.

Available Seat Miles (ASMs)	1st Qtr. 2009 Estimate Year-over-Year % Change
Mainline
Domestic	(12.1)%
Latin America	0.9%
Transatlantic	(2.0)%
Pacific	(10.5)%
Total Mainline	(7.4)%

Regional	(2.6)%

Consolidated
Domestic	(10.3)%
International	(2.8)%
Total Consolidated	(6.9)%

For the full year 2009, Continental expects its mainline capacity to be down between 3.5% to 4.5% yoy, with its mainline domestic capacity expected to be down 6% to 7% yoy.

Load Factor	1st Qtr. 2009 (E)	Full Year 2009 (E)
Domestic	79 - 80%	81 - 82%
Latin America	80 - 81%	81 - 82%
Transatlantic	65 - 66%	75 - 76%
Pacific	71 - 72%	74 - 75%
Total Mainline	75 - 76%	79 - 80%

Regional	71 - 72%	74 - 75%

Consolidated	74 - 75%	78 - 79%

Continental's month-to-date consolidated load factor is updated daily and can be found on continental.com on the Investor Relations page under the About Continental menu.

Fourth Quarter 2008 Domestic Performance on a Hub by Hub Basis
Continental’s fourth quarter 2008 consolidated domestic capacity at its New York Liberty hub was down 6.2%, with traffic down 8.3%, resulting in a load factor decrease of 1.8 pts, compared to the fourth quarter of 2007.  Transcon capacity, which is a subset of New York Liberty capacity, was down 3.2% yoy in the fourth quarter while traffic was down 2.3%, resulting in a load factor increase of 0.8 pts, compared to the same period in 2007.  Consolidated domestic capacity at its Houston hub was down 10.7% yoy, with traffic down 10.1%, resulting in a load factor increase of 0.6 pts, compared to the fourth quarter of 2007.  Consolidated domestic capacity at its Cleveland hub was down 19.5% yoy, with traffic down 19.6%, resulting in a fourth quarter load factor decrease of 0.1 pt, compared to the same period in 2007.

Pension Expense and Contributions
Earlier this month the Company contributed $50 million to its defined benefit pension plans.  The Company expects to make approximately $75 million in additional contributions to its defined benefit pension plans during the remainder of calendar year 2009.

Continental estimates that its non-cash pension expense will be approximately $250 million for 2009.  This amount excludes non-cash settlement charges related to lump-sum distributions.  Settlement charges are expected during 2009, but the Company is not able at this time to estimate the amount of these charges.

CASM Mainline Operating Statistics	2009 Estimate (cents)
	1st Qtr.	Full Year
CASM	11.00 - 11.05	10.93 - 10.98
Special Items per ASM	-	-
CASM Less Special Items (a)	11.00 - 11.05	10.93 - 10.98
Aircraft Fuel & Related Taxes per ASM	(2.86)	(3.05)
CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	8.14 - 8.19	7.88 - 7.93

Consolidated Operating Statistics	2009 Estimate (cents)
	1st Qtr.	Full Year
CASM	11.93 - 11.98	11.83 - 11.88
Special Items per ASM	-	-
CASM Less Special Items (a)	11.93 - 11.98	11.83 - 11.88
Aircraft Fuel & Related Taxes per ASM	(3.09)	(3.28)
CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	8.84 - 8.89	8.55 - 8.60

Variable Compensation
In accordance with the Company's profit sharing plan, to the extent applicable, profit sharing accruals are accrued each quarter based on the actual cumulative profits earned year-to-date.  For more information regarding this program, see the Company’s 2007 Form 10-K.  Generally, the profit sharing program provides for a profit sharing pool for eligible employees of 30% of the first $250 million of annual pre-tax income, 25% of the next $250 million, and 20% thereafter (with certain adjustments to pre-tax income as defined in the profit sharing program).

Continental has granted profit based restricted stock unit ("RSU") awards pursuant to its Long-Term Incentive and RSU Program.  Expense for these awards is recognized ratably over the required service period, with changes in the price of the Company's common stock and the payment percentage (which is tied to varying levels of cumulative profit sharing) resulting in a corresponding increase or decrease in "Wages, Salaries, and Related Costs" in the Company's consolidated statements of operations.  The closing stock price of $18.06 on December 31, 2008 was used in estimating the expense impact of the awards for the Company's 2009 cost estimates included herein.  Based on the Company's current assumptions regarding payment percentages and the cumulative profit sharing targets to be achieved pursuant to the awards, the Company estimates that a $1 increase or decrease in the price of its common stock from December 31, 2008 will result in an increase or decrease of approximately $3 million in Wages, Salaries, and Related Costs attributable to the awards to be recognized in the first quarter 2009.  For more information regarding these awards, including performance periods and how the Company accrues for the awards, see the Company's 2007 Form 10-K.

Fuel Requirements (Gallons)	2009 Estimate
	1st Qtr.	Full Year
Mainline	337 Million	1,417 Million
Regional	73 Million	297 Million
Mainline Fuel Price per Gallon (including fuel taxes and impact of hedges)	$1.99	$2.13

Fuel Hedges - As of January 26, 2009
As of January 26, 2009, the Company's projected consolidated fuel requirements were hedged as follows, excluding recently terminated contracts with Lehman Brothers:

	Maximum Price		Minimum Price
	% of Expected Consumption	Weighted Average Price (per gallon)	% of Expected Consumption	Weighted Average Price (per gallon)

First Quarter 2009
WTI crude oil call options	26%	$2.54	N/A	N/A
WTI crude oil swaps	20%	1.09	20%	$1.09
WTI crude oil collars	11%	3.32	11%	2.39
Total	57%		31%

Second Quarter 2009
WTI crude oil collars	34%	$3.48	34%	$2.61
Total	34%		34%

Third Quarter 2009
WTI crude oil swaps	5%	$1.31	5%	$1.31
WTI crude oil collars	10%	3.21	10%	2.40
Total	15%		15%

Fourth Quarter 2009
WTI crude oil swaps	5%	$1.36	5%	$1.36
Total	5%		5%

Full Year 2009
WTI crude oil call options	6%	$2.54	N/A	N/A
WTI crude oil swaps	7%	1.17	7%	$1.17
WTI crude oil collars	14%	3.40	14%	2.53
Total	27%		21%

Based on the forward curve for WTI as of January 26, 2009, the Company estimates that all of its fuel hedges (including the impact of residual unrecognized loss on the fuel hedges with Lehman Brothers) would result in a net increase in fuel expense of $0.33 per gallon in the first quarter 2009 and $0.25 per gallon for the full year 2009.  For the un-hedged portion of its consolidated fuel requirements (excluding the effect of fuel hedges with Lehman Brothers) the Company is assuming an average cost of jet fuel (including fuel taxes) of $1.70 for the first quarter and $1.92 for the full year 2009.

The Company has no fuel hedge contracts beyond 2009.

As of January 26, 2009 the Company had $187 million of cash collateral posted with its fuel hedge counterparties.

Selected Expense Amounts	2009 Estimated Amounts ($Millions)
	1st Qtr.	Full Year
Aircraft Rent	$236	$930
Depreciation & Amortization	$115	$484
Net Interest Expense*	$81	$333

*Net Interest Expense includes interest expense, capitalized interest and interest income.

Continental Airlines, Inc. Tax Computation
The Company's ability to record a tax benefit on net losses is limited by its net deferred tax position.  The Company previously recorded the maximum available deferred tax benefit permitted by its prior net deferred tax liability position.  Subsequent losses will generally not be benefitted until the Company re-establishes a net deferred tax liability.  Subsequent pretax income, when considered along with subsequent other comprehensive income, will generally not carry tax expense until the Company exhausts its beginning unbenefitted net deferred tax assets via release of valuation allowance.

Debt and Capital Leases
Continental’s total Debt and Capital Leases balance at year end 2008 was $5.9 billion of which $5.7 billion was debt.

As of January 28, 2009, scheduled debt and capital lease payments for the full year 2009 are estimated to be $536 million, with approximately $93 million, $46 million, $339 million and $58 million to be paid in the first, second, third and fourth quarters of 2009, respectively.

Cash Capital Expenditures (in millions)	2009 Estimate
Fleet Related	$190
Non-Fleet	210
Rotable Parts & Capitalized Interest	55
Total	$455
Net Purchase Deposits Paid/(Refunded)	75
Total Cash Capital Expenditures	$530

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

First Quarter 2009 (Millions)
Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest addback (net of applicable profit sharing and income taxes impact)
Over $78	123	137	$6
Between $49 - $78	123	133	$3
Under $49	123	125	--
Net Loss	123	123	--

Full Year 2009 (Millions)
Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest addback (net of applicable profit sharing and income taxes impact)
Over $245	124	138	$19
Between $158 - $245	124	134	$11
Under $158	124	125	--
Net Loss	124	124	--

These share count charts are based upon several assumptions including market stock price and number of shares outstanding.  The number of shares used in the actual EPS calculation will likely be different than those set forth above.

(a) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.
(b) Cost per available seat mile excluding special items, fuel, and related taxes is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses excluding special items then dividing by available seat miles.  This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility.  Both the cost and availability of fuel are subject to many economic and political factors beyond Continental's control.

This update contains forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company's 2007 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of the Company's high leverage, the significant volatility in the cost of aircraft fuel, its transition to a new global alliance, delays in scheduled aircraft deliveries, its high labor and pension costs, service interruptions at one of its hub airports, disruptions to the operations of its regional operators, disruptions in its computer systems, and industry conditions, including the airline pricing environment, industry capacity decisions, industry consolidation, terrorist attacks, regulatory matters, excessive taxation, the availability and cost of insurance, public health threats, the economic downturn in the U.S. and global economies and the seasonal nature of the airline business. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update, except as required by applicable law.

Fleet News
Continental Airlines Fleet Plan

Includes Aircraft Operated by the Company or Operated on the
Company's Behalf Under a Capacity Purchase Agreement

January 29, 2009

		Net		Net
	Total @	Changes	Total @	Changes	Total @
	YE 2008	2009E	YE 2009E	2010E	YE 2010E
Mainline Jets
777-200ER*	20	-	20	2	22
787-8	-	-	-	-	-
767-400ER	16	-	16	-	16
767-200ER	10	-	10	-	10
757-300	17	-	17	4	21
757-200	41	-	41	-	41
737-900ER*	17	13	30	7	37
737-900	12	-	12	-	12
737-800*	116	1	117	4	121
737-700	36	-	36	-	36
737-300**	23	(23)	-	-	-
737-500**	42	(8)	34	-	34
Total Mainline	350	(17)	333	17	350

Regional
ERJ-145	234	-	234	(10)	224
CRJ200LR	17	(10)	7	(7)	-
Q400	15	-	15	6	21
Q200	16	-	16	-	16
Total Regional	282	(10)	272	(11)	261

Total Count	632	(27)	605	6	611
*Final mix of new 737-800/-900ERs is subject to change
**Final mix and quantity of 737-300 / 737-500 exits are subject to change